MOORE & ASSOCIATES, CHARTERED
                            ACCOUNTANTS AND ADVISORS
                                PCAOB REGISTERED

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use of our report dated August 17, 2006, on the consolidated financial statements of American Racing Capital, Inc. and subsidiary, for the years ended December 31, 2005 and 2004.

We consent to the incorporation by reference or as an exhibit in any Registration Statement or periodic reporting form on EDGAR, such as, but not limited to, Form 10-KSB, or the aforementioned report and to the use of our name as it appears below under the caption of "Experts" in any such Registration Statement or periodic reporting form.


/s/ Moore & Associates, Chartered
Las Vegas, Nevada
September 8, 2006

               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702) 253-7511 Fax (702) 253-7501